                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                    DARDEN RESTAURANTS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

               1999 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                            DARDEN RESTAURANTS, INC.
                   5900 LAKE ELLENOR DRIVE, ORLANDO, FL 32809

                                                                 August 10, 1999

To Our Stockholders:

    You are cordially invited to attend the 1999 Annual Meeting of Stockholders, which will be held at the Orlando Science Center, 777 East Princeton Street, Orlando, Florida, on Thursday, September 23, 1999, at 4:00 p.m. Eastern Daylight Savings Time. All holders of the Company's outstanding common stock as of July 26, 1999 are entitled to vote at the Annual Meeting.

    Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, and stockholders will have an opportunity to ask questions. We plan to adjourn the meeting at approximately 5:00 p.m.

    Should you decide to attend the Annual Meeting and need special assistance because of a disability, please contact the Secretary of the Company at the address above. Please either follow the enclosed telephonic proxy instructions OR complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,
                                          /s/ Joe R. Lee
                                          ------------------------
                                          Joe R. Lee
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            DARDEN RESTAURANTS, INC.

          ------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 23, 1999

--------------------------------------------------------------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Darden Restaurants, Inc. will be held on Thursday, September 23, 1999, at 4:00 p.m., Eastern Daylight Savings Time, at the Orlando Science Center, 777 East Princeton Street, Orlando, Florida, for the following purposes:

    1.  To elect eleven directors;

    2. To approve the appointment of KPMG LLP to audit the consolidated financial statements of Darden Restaurants, Inc. for the fiscal year beginning May 31, 1999;

    3. To consider and approve the Darden Restaurants, Inc. Amended and Restated Stock Option and Long-Term Incentive Plan of 1995; and

    4. To act upon any other business which may properly be brought before the meeting.

    The close of business on July 26, 1999 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Paula J. Shives
                                          ------------------------------

                                          Paula J. Shives
                                          SECRETARY

August 10, 1999

                            DARDEN RESTAURANTS, INC.
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          THURSDAY, SEPTEMBER 23, 1999

    VOTING PROCEDURES

    This Proxy Statement is being sent to holders of record at the close of business on July 26, 1999, of the common stock, no par value (the "Common Stock"), of Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, FL 32809 (the "Company"). All such stockholders of record on July 26, 1999 are entitled to vote at the Annual Meeting of Stockholders on September 23, 1999. This Proxy Statement is designed to furnish information relating to the business to be transacted at the meeting.

    As of July 26, 1999, there were 132,717,134 shares of Common Stock outstanding, excluding 32,625,961 shares held in the Company's Treasury ("Treasury Shares"). Each share of Common Stock entitles the holder to one vote. The 32,625,961 Treasury Shares will not be voted and will not be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote.

    This Proxy Statement and the accompanying form of proxy are being first mailed or given to stockholders on or about August 10, 1999.

    A proxy card is enclosed for your use. The proxy card contains instructions for responding either by telephone or by mail. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO EITHER FOLLOW THE INSTRUCTIONS ON THE PROXY CARD FOR TELEPHONIC RESPONSE OR SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States or Canada. IF YOU DIRECT YOUR VOTE BY TELEPHONE, PLEASE DO NOT RETURN THE PROXY CARD BY MAIL. Whether you respond by telephone or mail, please also indicate if you intend to attend the Annual Meeting of Stockholders on September 23, 1999.

    You have three choices on each matter to be voted upon at the Annual Meeting. For the election of directors, you may (i) vote for all of the director nominees as a group, (ii) withhold authority to vote for all director nominees as a group, or (iii) vote for all director nominees as a group except those nominees you specifically identify. See "General Information" under Item No. 1. Concerning the other items, you may (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" from voting on the item.

    You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Each unrevoked proxy properly given and received prior to the close of the meeting will be voted as indicated. If the Company receives a proxy for which specific instructions are not provided, the proxy will be voted FOR the election of all directors as nominated, FOR the approval of the appointment of KPMG LLP as independent auditors, and FOR the approval of the Darden Restaurants, Inc. Amended and Restated Stock Option and Long-Term Incentive Plan of 1995.

    If a telephonic proxy or an executed proxy card is received and the stockholder has voted "abstain" on any matter (or "withhold authority" as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If a proxy is received from a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters. A majority of shares of

Common Stock, represented at the Annual Meeting in person or by proxy, will constitute a quorum. The affirmative vote of a majority of the shares of Common Stock, present in person or by proxy at the Annual Meeting and entitled to vote, will be necessary for the election of directors and the approval of the other matters submitted to the stockholders at the Annual Meeting.

    The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders at a fee of $8,500 plus reimbursement of its out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally, by telephone or by facsimile by regular employees of the Company without additional compensation, as well as by employees of Georgeson & Company Inc. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Common Stock.

    A copy of the 1999 Annual Report to Stockholders, which includes the consolidated financial statements of the Company as of and for the fiscal year ended May 30, 1999, is being included in the same mailing package as your proxy material. If you did not receive the Annual Report, please call the Secretary at 407-245-6565 (collect) and a copy will be sent to you.

    Shares of Common Stock credited to the accounts of participants in the Darden Savings Plan, formerly called the Profit Sharing and Savings Plan of Darden Restaurants, Inc. (the "DSP"), have been added to such persons' other holdings on their proxy cards and, as to shares of Common Stock which have been allocated to such person's account in the DSP, the proxy also serves as voting instructions to the trustee of the DSP. The trustee of the DSP will vote allocated shares of Common Stock for which it has not received direction, as well as unallocated shares held by the trustee, in the same proportion as directed shares are voted.

    CERTAIN OWNERS OF COMMON STOCK

    As of May 30, 1999, the only persons known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of the outstanding Common Stock of the Company, based on information received directly by the Company and on Schedule 13G reports and subsequent amendments, if any, filed during fiscal 1999, are as follows:

                                                                AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                              CLASS OWNERSHIP       PERCENT
--------------------------------------------------------------  --------------------  -----------
The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102......................................        17,837,734(1)        12.95%

American Express Retirement Services
733 Marquette Avenue
Minneapolis, Minnesota 55402..................................        12,217,397(2)         7.42%

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109...................................        12,106,079(3)         8.79%

BZW Barclays Global Investors, N.A.
45 Fremont Street
San Francisco, California 94105...............................         7,077,882(4)         5.14%

------------------------

(1) Amount and percent of ownership by this holder are reported as of March 31, 1999. As of December 31, 1998, this holder owned 17,723,217 shares or 12.75% of the Common Stock of the Company. Of this amount, 62,000 shares were held for the benefit of the holder's general account, and 17,661,217 shares were held for the benefit of the holder's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. As of December 31, 1998, such holder had sole power to vote 2,118,100 shares, shared voting power on 15,482,117 shares, sole dispositive power on 2,118,100 shares, and shared dispositive power on 15,605,117 shares.

(2) As of May 30, 1999, 12,217,397 shares were held as trustee of the DSP. Such holder had shared voting power and shared dispositive power on all such shares.

(3) Amount and percent of ownership by this holder are reported as of March 31, 1999. As of December 31, 1998, this holder owned 10,834,369 shares or 7.796% of the Common Stock of the Company. Of this amount, all 10,834,369 shares were beneficially owned by FMR Corp., or certain of its affiliates and wholly-owned subsidiaries, as investment advisor to various investment company mutual funds or as investment manager of various institutional accounts. Such entities had sole power to vote 754,079 shares and sole dispositive power on all 10,834,369 shares.

(4) Amount and percent of ownership by this holder are reported as of March 31, 1999.

                                   Item No. 1
                             ELECTION OF DIRECTORS

    GENERAL INFORMATION

    Directors will hold office until the next Annual Meeting and until their successors are duly chosen and qualify, or until their earlier resignation or removal. The Nominating Committee of the Board of Directors has inquired of each nominee, and each nominee has agreed to serve if elected. In the event that any of these nominees should become unavailable for election, this Committee may designate substitute nominees, in which event the shares represented by the proxies received will be voted for such substitute nominees unless an instruction to the contrary is included with the proxy.

    INFORMATION CONCERNING NOMINEES

Bradley D. Blum..............  Bradley D. Blum, age 45, is President of Olive Garden and an
  Director since 1997          Executive Vice President of Darden Restaurants, Inc. Mr.
                               Blum joined General Mills, Inc. in 1978. He was named a
                               Director of Marketing in 1984 and became a Vice President in
                               1989. In 1990, he was named Vice President of Marketing for
                               Cereal Partners Worldwide, General Mills' joint venture with
                               Nestle, headquartered in Switzerland. He joined the Company in 1994 as Senior Vice President of Marketing for Olive
                               Garden and was named President of Olive Garden in December of 1994. He was named Senior Vice President of the Company in September of 1995 and Executive Vice President of the
                               Company in September of 1997, at which time he was also
                               elected to the Board of Directors.

Daniel B. Burke..............  Daniel B. Burke, age 70, retired in February, 1994 as
  Director since 1995          President and Chief Executive Officer of Capital Cities/ABC,
                               Inc. (now ABC, Inc.), a broadcast and publishing company, a position he had held since 1990. Mr. Burke joined Capital
                               Cities in 1961 as General Manager of WTEN-TV. He was elected
                               Executive Vice President and Director of Capital Cities in
                               1967 and served as President of the Publishing Division from
                               1969 until his election as President and Chief Operating
                               Officer of Capital Cities in 1972. Mr. Burke became
                               President and Chief Operating Officer of Capital Cities/ABC,
                               Inc. in 1986 when Capital Cities completed its acquisition of American Broadcasting Companies, Inc. Mr. Burke is a
                               director of Morgan Stanley Groups, Inc., C.F. Hathaway & Co.
                               and the Washington Post Company.

Odie C. Donald...............  Odie C. Donald, age 49, is Chief Executive
  Director since 1998          Officer--Caribbean and Atlantic Islands, Cable and Wireless
                               PLC. Previously, he was Group President--Customer Operations
                               for BellSouth Telecommunications, Inc., in Atlanta, GA. He
                               previously held other management positions in various areas of BellSouth, and was honored by BLACK ENTERPRISE MAGAZINE for his corporate achievements in 1993. He is a director of the Atlanta Chamber of Commerce. Mr. Donald also serves on the Citizens Trust Bank board of directors and is on the
                               board of trustees for the Woodruff Arts Center.

Julius Erving, II............  Julius Erving, II, age 49, is President of The Erving Group,
  Director since 1998          Vice President of RDV Sports and Executive Vice President of
                               the Orlando Magic, a professional basketball team. Mr.
                               Erving spent 16 years as a player for the New York Nets and the Philadelphia 76ers and was inducted into the Basketball
                               Hall of Fame in 1993. In 1985, he entered business with the
                               Philadelphia Coca-Cola Bottling Company. His entrepreneurial initiatives have included sports commentary with the
                               National Broadcasting Company and ownership of
                               Washington/Erving Motor Sports in North Carolina. For his
                               civic work, Mr. Erving received the Jackie Robinson Award
                               for American Black Achievement. Mr. Erving currently serves as a director of Converse, Inc., The Sports Authority, Inc., and Saks Incorporated.

Joe R. Lee...................  Joe R. Lee, age 58, is Chief Executive Officer and Chairman
  Director since 1995          of the Board of the Company. Mr. Lee joined Red Lobster in
                               1967 as a member of its opening management team, and was
                               named its President in 1975. He was elected a Vice President of General Mills, Inc. in 1976, a Group Vice President in
                               1979, and an Executive Vice President in 1981, was named
                               Executive Vice President, Finance and International
                               Restaurants in 1991, and was elected a Vice Chairman in 1992 with responsibility for various consumer foods businesses
                               and corporate staff functions. Mr. Lee was elected a
                               director of General Mills, Inc. in 1985. He was named Chief
                               Executive Officer of the Company in December of 1994. Mr.
                               Lee serves on the board of directors of Tupperware
                               Corporation.

Richard E. Rivera............  Richard E. Rivera, age 52, was named President of Red
  Director since 1997          Lobster Restaurants and Executive Vice President of Darden
                               Restaurants, Inc. in December 1997. Mr. Rivera began his
                               career with Steak and Ale Restaurants of America and has
                               held many leadership positions within the industry over the past 25 years. Prior to joining Red Lobster, from 1994 to
                               1996, Mr. Rivera served as President and Chief Executive
                               Officer of RARE Hospitality International, Inc., owner of
                               LongHorn Steakhouse restaurants. Mr. Rivera is a director of
                               Casa Ole Restaurants.

Michael D. Rose..............  Michael D. Rose, age 57, is retired Chairman of the Board of
  Director since 1995          both Harrah's Entertainment, Inc. and Promus Hotel
                               Corporation. Promus Hotel Corporation was created when The
                               Promus Companies Incorporated split in 1995. Mr. Rose joined
                               Promus' predecessor company, Holiday Corporation, in 1975.
                               He was elected President in 1979 and held that position
                               until 1984. He was elected Chief Executive Officer in 1981 and held that position until 1994. He was elected Chairman of the Board in 1984. In 1988, he resumed the position of
                               President, which he held until 1991. Mr. Rose is a director of Ashland, Inc., First Tennessee National Corp., SteinMart,
                               Inc., General Mills, Inc., Felcor Lodging Trust, Inc.,
                               ResortQuest International and Nextera Enterprises, Inc.

Hector de J. Ruiz............  Hector de J. Ruiz, age 54, is Executive Vice President of
  Director since 1999          Motorola, Inc. and President of its Semiconductor Products
                               Sector, in Austin, Texas. Mr. Ruiz joined Motorola in 1977 as Operations Manager at the company's manufacturing
                               facility in East Kilbride, Scotland. In 1984, he was
                               promoted to Vice President and General Manager of the Memory
                               Products Division. He became Corporate Vice President and
                               General Manager of Integrated Circuit Wafer Manufacturing in
                               1987, and the Corporate Vice President and Assistant General
                               Manager of the Microprocessor Products Group in 1988. He was
                               promoted to Senior Vice President in 1989. In 1991, he
                               became Senior Vice President and General Manager of the
                               Paging Products Group. Mr. Ruiz serves on the board of
                               directors of White Oaks Semiconductor, the Semiconductor
                               Industry Association, the Texas R&D Coalition and the Austin
                               360 Technology Summit. He was elected to the Board of
                               Directors of Darden Restaurants, Inc. in June 1999.

Maria A. Sastre..............  Maria A. Sastre, age 44, is Vice President--Latin America
  Director since 1998          and Miami for United Airlines. Ms. Sastre joined United
                               Airlines in 1992 as Director of Sales Planning--Latin
                               America. In 1994, she was named Director of International
                               Sales & Marketing for Asia, Europe and Latin America. In
                               June 1995, Ms. Sastre was promoted to her current position.
                               She previously held managerial positions at both Continental
                               Airlines and Eastern Airlines. Ms. Sastre is a director of the United Way of Dade County, the New World Symphony and
                               the Beacon Council. She also serves on the Greater Miami
                               Chamber of Commerce, and the Greater Miami and the Beaches
                               Visitor and Convention Bureau.

Jack A. Smith................  Jack A. Smith, age 64, is the past Chief Executive Officer
  Director since 1995          and Chairman of the Board of The Sports Authority, Inc., a
                               chain of sporting goods stores, which he founded in 1987. He previously served as Chief Operating Officer of Herman's
                               Sporting Goods, President and Chief Executive Officer of
                               Diana Shops, a national women's apparel chain, and held
                               other management positions with Sears, Roebuck & Co. and
                               Montgomery Ward Holding Corporation. He is a director of
                               Whitehall Jewelers, Inc., the National Sporting Goods
                               Association and Nova Southeastern University.

Blaine Sweatt, III...........  Blaine Sweatt, III, age 51, is President, New Business
  Director since 1995          Development and an Executive Vice President of the Company.
                               He joined the Red Lobster organization in 1976 and was named
                               Director of New Restaurant Concept Development in 1981. Mr.
                               Sweatt led the teams that developed the Olive Garden and
                               Bahama Breeze concepts, among others. He was named a Vice
                               President of General Mills, Inc. in 1985 and a Senior Vice
                               President in 1994.

    THESE ELEVEN (11) PERSONS WILL BE PLACED IN NOMINATION FOR ELECTION TO THE BOARD OF DIRECTORS. THE SHARES REPRESENTED BY THE PROXY CARDS RETURNED WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS YOU SPECIFY OTHERWISE.

    BOARD COMPENSATION AND BENEFITS

    Employee directors do not receive additional compensation for serving on the Board of Directors.

    Effective upon election at the Annual Meeting on September 23, 1999, each non-employee director will receive an annual retainer of $15,000 plus $1,000 for each Board meeting attended, $700 for each committee meeting attended, or $1,000 for each committee meeting chaired. The non-employee directors' remuneration is due and paid quarterly, unless payment is deferred. Each year, under the Company's Compensation Plan for Non-Employee Directors, the non-employee directors may elect to receive all or a portion of their cash remuneration (i) in cash payments; (ii) in cash payments deferred for any number of years through the completion of Board service, with such amounts earning interest; (iii) in Common Stock having a market value equal to the remuneration due; or (iv) in a combination of the foregoing alternatives. A total of 50,000 shares of Common Stock are authorized for issuance under the Compensation Plan for Non-Employee Directors.

    In addition to the cash remuneration, under the Company's Stock Plan for Non-Employee Directors, each non-employee director receives 3,000 shares of restricted Common Stock annually upon election or re-election, which restrictions lapse at the next year's annual meeting date or, at the direction of each director, such shares will be delivered on a subsequent annual meeting date or on completion of the director's Board service. One thousand shares of the annual restricted stock award may be taken in cash. Each non-employee director also receives a one-time stock option grant for 12,500 shares of Common Stock upon election to the Board and an additional option to purchase 3,000 shares of Common Stock upon election or re-election to the Board. In addition, each director may choose to receive options ("SRO's") determined to be of equal value to the cash compensation for directors' fees. All such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and, except for SRO's, are exercisable after three years. SRO's are exercisable after six months. A total of 250,000 shares of Common Stock are authorized for issuance under the Stock Plan for Non-Employee Directors.

    The Company also pays the premiums on directors' and officers' liability and business travel accident insurance policies covering the directors.

    COMMITTEES OF THE BOARD

    During the fiscal year ended May 30, 1999, the Board of Directors met or took action four times and the various committees of the Board met or took action a total of eight times. Attendance at Board meetings and all committee meetings averaged 90%. Each incumbent director standing for election attended a minimum of 75% of the Board meetings and the meetings of Board committees on which the director served. The committees of the Board and their membership as of the close of fiscal 1999 are described below. Listed among the membership of several committees, H. Brewster Atwater, Jr. will complete his Board service prior to this year's annual meeting and is not standing for re-election.

    AUDIT COMMITTEE. The Audit Committee consisted of four non-employee directors: Jack A. Smith (Chair), H.B. Atwater, Jr., Odie C. Donald and Maria A. Sastre. The Audit Committee met two times during fiscal 1999 and, again, on June 21, 1999 to determine, among other matters, the recommendation to the Board of Directors regarding the nomination of an independent auditor for shareholder vote at the Annual Meeting on September 23, 1999. The Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management and the internal auditors. In addition to making recommendations to the Board regarding the nomination of an independent auditor for the Company, the Audit Committee reviews (i) the general scope of audit coverages; (ii) the fees charged by the independent auditors; (iii) matters relating to the internal control systems; (iv) the value of intangibles to be carried on the Company's financial statements; and (v) the expenses of senior executives. The Audit Committee has adopted a formal written charter, which is attached as

APPENDIX B. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during fiscal year 1999.

    COMPENSATION COMMITTEE. The Compensation Committee consisted of five non-employee directors: Michael D. Rose (Chair), H.B. Atwater, Jr., Daniel B. Burke, Odie C. Donald and Jack A. Smith. The Compensation Committee met three times during fiscal 1999. The Compensation Committee administers the stock option and incentive plans of the Company, and in this capacity it makes or reviews all option grants or awards under these plans. In addition, the Compensation Committee makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and other senior management serving on the Board, and reviews the compensation paid to other corporate officers. The Compensation Committee also recommends the establishment of policies dealing with various compensation and employee benefit plans for the Company. See the Compensation Committee's report on executive compensation and the section entitled "Board Compensation and Benefits", which details compensation to be paid to non-employee directors effective on their election on September 23, 1999, both contained in this Proxy Statement.

    EXECUTIVE COMMITTEE.  The Executive Committee consists of five directors:
Joe R. Lee (Chair), H.B. Atwater, Jr., Daniel B. Burke, Michael D. Rose and Jack
A. Smith. The Executive Committee did not meet in fiscal 1999. Pursuant to the Company's By-Laws, the Executive Committee has the authority to take all actions that could be taken by the full Board of Directors. It may meet between regularly scheduled Board meetings to take such action as is necessary for the efficient operation of the Company.

    FINANCE COMMITTEE. The Finance Committee consisted of four non-employee directors: H.B. Atwater, Jr. (Chair), Daniel B. Burke, Michael D. Rose and Maria
A. Sastre. The Finance Committee met once during fiscal 1999. The Finance Committee reviews and makes recommendations relating to public offerings of debt and equity securities, major borrowing commitments and other significant financial transactions, including the dividend policy of the Company.

    NOMINATING AND GOVERNANCE COMMITTEE. The Nominating and Governance Committee consisted of four non-employee directors: Daniel B. Burke (Chair), H.B. Atwater, Jr., Odie C. Donald, and Michael D. Rose. The Nominating and Governance Committee met twice during fiscal 1999. In addition, the Nominating and Governance Committee met on June 21, 1999 to nominate directors for election at the Annual Meeting of Stockholders on September 23, 1999. The Nominating and Governance Committee's duties include reviewing policies and procedures of the Board of Directors, as well as proposing a slate of directors for election by the stockholders at each annual meeting and proposing candidates to fill vacancies on the Board. It conducts research to identify suitable candidates for Board membership and seeks individuals who will make a substantial contribution to the Company. It will consider candidates proposed by stockholders. Generally, candidates must be highly qualified and have a sincere desire to serve on the Board. They should represent the interests of all stockholders and not those of a special interest group. Aside from directors' fees and stock ownership, a non-employee director may have no more than an insignificant financial relationship with the Company, except that members of the Compensation and the Nominating and Governance Committees may not have any such financial relationship. A stockholder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company.

    PUBLIC RESPONSIBILITY COMMITTEE. The Public Responsibility Committee consisted of four non-employee directors: Odie C. Donald (Chair), Daniel B. Burke, Maria A. Sastre and Jack A. Smith. The Public Responsibility Committee did not meet in fiscal 1999, but met on June 21, 1999. The duties of the Public Responsibility Committee are to review and make recommendations regarding the Company's policies, programs and practices to assure that they are consistent with social and legal obligations to employees, consumers and society.

    SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

    Set forth in the following table is the beneficial ownership of Common Stock as of May 30, 1999 for each director, each officer named in the Summary Compensation Table that appears later in this Proxy Statement, and all directors and officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                                AMOUNT AND NATURE OF
                                                     BENEFICIAL        PERCENT OF COMMON STOCK
NAME OF BENEFICIAL OWNER                            OWNERSHIP(2)           OUTSTANDING(1)
---------------------------------------------  ----------------------  -----------------------
H. B. Atwater................................          1,305,496(3)               *
Bradley D. Blum..............................            350,520(4)               *
Daniel B. Burke..............................             28,895(3)               *
Odie C. Donald...............................              3,012(3)               *
Julius Erving, II............................              3,000                  *
Joe R. Lee...................................          1,403,499(5)(6)             1.06%
Robert W. Mock...............................            128,056(5)               *
Richard E. Rivera............................            287,319                  *
Michael D. Rose..............................             28,539(3)               *
Hector de J. Ruiz............................              3,000                  *
Maria A. Sastre..............................              2,986                  *
Jack A. Smith................................             20,750(3)               *
Blaine Sweatt, III...........................            465,949(5)               *
All Directors and Officers as a Group (19
persons).....................................          4,527,463                   3.43%

------------------------

(1) As of May 30, 1999, no director or named officer, except Joe R. Lee, beneficially owned more than one percent of the outstanding Common Stock of the Company.

(2) Includes the following shares subject to options exercisable within 60 days of May 30, 1999: H. B. Atwater, 769,229 shares; Bradley D. Blum, 188,466 shares; Daniel B. Burke, 12,157 shares; Joe R. Lee, 967,906 shares; Robert
    W. Mock, 84,361 shares; Richard E. Rivera, 160,000 shares; Michael D. Rose, 12,666 shares; Maria A. Sastre, 986 shares; Blaine Sweatt, III, 347,395 shares; and all Directors and Officers as a group, 2,864,773 shares. Also includes restricted stock as of May 30, 1999 and the fiscal 1999 restricted awards granted June 22, 1999: Bradley D. Blum, 90,503 shares; Julius Erving, II, 3,000 shares; Joe R. Lee, 38,223 shares; Robert W. Mock, 28,692 shares; Richard E. Rivera, 83,986 shares; Hector de J. Ruiz, 3,000 shares; Maria A. Sastre, 2,000 shares; Jack A. Smith, 3,000 shares; and Blaine Sweatt, III, 44,431 shares.

(3) Includes the following shares held in the common stock fund of the non-employee Director's deferred compensation plan: H. B. Atwater, 2,644 shares; Daniel B. Burke, 12 shares; Odie C. Donald, 12 shares; Jack A. Smith, 7,750 shares; and Michael D. Rose, 919 shares. The director or named officer does not have voting power with respect to the shares held by such beneficial owner.

(4) Includes 200 shares held in a trust for a family member.

(5) Includes the following shares allocated to the Darden Savings Plan accounts of the named officer as of May 30, 1999: Joe R. Lee, 957 shares; Robert W. Mock, 1,535 shares; and Blaine Sweatt, III, 1,419 shares.

(6) Includes 800 shares owned by Joe R. Lee's wife.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During fiscal year 1999, the Company employed the law firm of Baker & Hostetler in which former director Betty Southard Murphy is a partner. Ms. Murphy did not stand for re-election to the Company's Board of Directors at the 1998 Annual Meeting of Stockholders on September 24, 1998, and, therefore, was not a director for most of fiscal year 1999. The fees paid by the Company to Baker & Hostetler during fiscal year 1999 reflect competitive rates charged by other law firms retained by the Company and are not considered material either to the Company or to Baker & Hostetler.

                                   Item No. 2

              APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The stockholders are asked to consider and approve the appointment by the Board of Directors of KPMG LLP ("KPMG"), an independent certified public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year beginning May 31, 1999. KPMG has audited the financial statements of the Company since 1995. Representatives of the firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire, and will also be available to answer questions.

    THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   Item No. 3

                    APPROVAL OF THE DARDEN RESTAURANTS, INC.
     AMENDED AND RESTATED STOCK OPTION AND LONG-TERM INCENTIVE PLAN OF 1995

    HISTORICAL INFORMATION

    The Stock Option and Long-Term Incentive Plan of 1995 (the "1995 Plan") was approved and adopted by General Mills, Inc. ("General Mills") as the sole stockholder of the Company on February 27, 1995, and became effective on the distribution of all of the Common Stock of the Company to the stockholders of General Mills on May 28, 1995 (the "Distribution"). The 1995 Plan was amended by the Board of Directors of the Company effective May 23, 1996, June 17, 1997, June 26, 1998, and May 24, 1999. In addition, pursuant to the Omnibus Budget Reconciliation Act of 1993 (the "1993 Budget Act"), the 1995 Plan was submitted to and approved by the Company's stockholders on September 19, 1996, at the first annual meeting of stockholders following the Distribution. The 1993 Budget Act and the corresponding Section 162(m) of the Internal Revenue Code (the "Code") created new parameters affecting tax deductions by public corporations for certain levels of executive compensation.

    The Company uses the 1995 Plan to provide incentives and performance-based stock awards to officers and other management personnel, including restaurant managers and salaried employees meeting specified service requirements. Presently, 15,000,000 shares of Common Stock are authorized for issuance under the 1995 Plan. Of these shares, 3,000,000 are available solely for issuance as Salary Replacement Options ("SRO's"), that is, stock options granted in lieu of merit salary increases, other compensation or employee benefits. Subject to the terms and conditions of the 1995 Plan, addressed in greater detail below, vesting of stock options is established at the discretion of the Compensation Committee. The 1995 Plan also allows for grants of restricted stock and restricted stock units ("RSU's") for up to ten percent of the 15,000,000 authorized shares under the plan, or 1,500,000 shares.

    THE PROPOSED AMENDMENTS

    On June 21, 1999, the Compensation Committee (the "Committee") recommended and, subject to approval at the Annual Meeting of Stockholders on September 23, 1999, the Board of Directors approved several additional amendments to the 1995 Plan. These amendments, if approved by the Company's stockholders, would (1) extend the term of the 1995 Plan for four additional years to September 30, 2004, (2) authorize an additional 7,200,000 shares of Common Stock available for stock option awards (excluding SRO's) under the 1995 Plan, (3) change the limit on potential option grants to an individual from 10% of the total number of shares of Common Stock which may be issued under the 1995 Plan to 300,000 shares (exclusive of SRO's) in each of the 1995 Plan's last four fiscal years, determined on a prospective and retroactive cumulative basis, and (4) limit grants of restricted stock and RSU's to an aggregate of 1,500,000 shares of Common Stock. No other changes to the 1995 Plan are being proposed or recommended.

    These amendments are addressed in more detail below. In addition, a more detailed description of the purpose and content of the 1995 Plan is included at the end of this item and in the section entitled "Stock-Based Compensation" in the Report of the Compensation Committee on Executive Compensation, appearing later in this Proxy Statement. The 1995 Plan, showing the proposed amendments, is attached in APPENDIX A to this Proxy Statement as the Amended and Restated Stock Option and Long-Term Incentive Plan of 1995. Your vote in favor of the approval of the Amended and Restated Stock Option and Long-Term Incentive Plan of 1995 will authorize the adoption of each of the following proposed amendments.

    1.  EXTENSION OF THE 1995 PLAN

    The 1995 Plan is scheduled to expire on September 30, 2000. The proposed amendments extend the 1995 Plan for an additional four years to September 30, 2004. As discussed in the section entitled "Stock-Based Compensation" later in this Proxy Statement, the 1995 Plan is utilized by the Company to attract and retain able employees through performance-based awards of stock options, restricted stock and RSU's.

    2.  AUTHORIZATION OF ADDITIONAL SHARES

    Presently, 15,000,000 shares of Common Stock are authorized for issuance under the 1995 Plan. This is the pool of Common Stock from which stock options, SRO's, restricted stock and RSU's may be awarded to employees of the Company pursuant to the 1995 Plan. The proposed amendments authorize an additional 7,200,000 shares of Common Stock for issuance under the 1995 Plan as stock options. No addition is being made to the 3,000,000 shares presently authorized for issuance as SRO's. Consequently, if the proposed amendments are approved, a total of 22,200,000 shares of Common Stock would be authorized and available for issuance under the 1995 Plan.

    3.  LIMITATION ON STOCK OPTIONS TO AN INDIVIDUAL

    The 1995 Plan presently provides that no individual may receive stock options on more than 10% of the total number of shares of Common Stock which may be issued under the 1995 Plan. Presently, this limit would be 1,500,000 shares subject to stock options. The proposed amendments replace this provision with one that limits the number of shares of Common Stock subject to stock options, excluding SRO's, granted under the 1995 Plan to any single employee, to 300,000 shares annually in each of the last four fiscal years of the 1995 Plan, determined on a prospective and retroactive cumulative basis.

    4. LIMITATION ON NUMBER OF GRANTS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS ("RSU'S")

    The 1995 Plan provides that grants of restricted stock and RSU's may not exceed 10% of the total number of shares of Common Stock that may be issued under the 1995 Plan. As the number of shares presently authorized for issuance under the 1995 Plan is 15,000,000, the maximum number of shares of restricted stock and RSU's that may be issued is 1,500,000. The proposed amendment would continue to limit grants of restricted stock and RSU's to an aggregate of 1,500,000 shares, rather than increase the limit to 10% of the new total of 22,200,000 shares now being recommended for authorization, as more fully described under proposed amendment 2, above ("Authorization of Additional Shares").

    ADDITIONAL BACKGROUND INFORMATION AND PROVISIONS OF THE 1995 PLAN

    Presently, the number of shares of Common Stock for which stock options, SRO's, restricted stock and RSU's (available to employees of foreign operations only) may be granted under the 1995 Plan is 15,000,000, of which 12,000,000 shares are available for regular option grants, restricted stock and RSU's (subject to limitations on the maximum number of restricted stock and RSU's that may be issued), and 3,000,000 shares are designated exclusively for use as SRO's. The proposed amendments would increase the aggregate number of shares of Common Stock authorized for awards under the 1995 Plan to 22,200,000, of which 19,200,000 would be available for regular option grants, restricted stock and RSU's (subject to the previously described limitation of 1,500,000 shares of restricted stock and RSU's) and 3,000,000 would continue to be exclusively for use as SRO's. The increased number of authorized shares is necessary to permit the Company to continue to utilize the 1995 Plan as a means of compensating its employees through the proposed extension of the 1995 Plan to September 30, 2004. As previously indicated, a copy of the 1995 Plan with the proposed amendments is attached as APPENDIX A.

    Shares of Common Stock to be issued under the 1995 Plan may be made available from the Company's authorized but unissued Common Stock, from shares of Common Stock held in the treasury, or from shares purchased on the open market. In the event of a stock split or stock dividend, reorganization, recapitalization or other similar event affecting the price of Common Stock, or when appropriate to prevent dilution or prevent enlargement of the benefits under the 1995 Plan, then the number of shares subject to the 1995 Plan, the number of shares then subject to awards and the price per share payable on exercise of stock options may be appropriately adjusted by the Committee.

    STOCK OPTIONS. The term of the stock options granted under the 1995 Plan may not exceed ten years after the date of grant, and the term may be for shorter periods at the discretion of the Committee. Options will terminate three months after the termination of employment except in the event of the Participant's death or retirement. A stock option may be exercised at such times as may be set by the Committee at the time of grant, provided that an award of stock options, other than SRO's, may become exercisable no sooner than one-third after two years, one-third after three years, and one-third after four years from the date of grant. The exercise price of a stock option may not be less than 100 percent of the fair market value of the Common Stock on the grant date.

    Stock options issued under the 1995 Plan are not transferable by a participant except by his or her last will and testament, by the laws of descent and distribution, or by the gift of an executive officer eligible for retirement to his or her family member. Otherwise, all stock options may be exercised during the participant's lifetime only by the participant or his or her guardian or legal representative.

    If a participant should die while in the employ of the Company, any stock option previously granted to the participant under the 1995 Plan may be exercised by the person designated in such participant's last will and testament or, in the absence of such designation, by the participant's estate, to the full extent that such stock option could have been exercised by such deceased participant immediately prior to the participant's death. In addition, a pro-rata portion of stock options not exercisable as of the date of death (based on the number of months of employment completed during the full vesting period) will become exercisable.

    Upon retirement, the participant may thereafter exercise a stock option, subject to the original term of the stock option, in such manner as determined by the Committee at the grant date.

    A stock option may only be exercised upon full payment to the Company of the option price. Payments can be made (i) in cash, (ii) through the delivery of shares of Common Stock owned by the participant, or (iii) by a combination of cash and Common Stock. The Common Stock so delivered will have a value for determining payment equal to the mean of the high and low price of the Common Stock on the New York Stock Exchange on the exercise date.

    As of July 26, 1999, the number of stock options (excluding SRO's, restricted stock and RSU's) that have been issued under the 1995 Plan totals 10,473,535, of which 10,393,484 remain outstanding. Consequently, as of such date, 651,407 shares remain available for future stock option grants (excluding SRO's, restricted stock and RSU's) under the 1995 Plan. As 875,058 shares of restricted stock and RSU's have been granted under the 1995 Plan as of July 26, 1999, no more than 624,942 shares may be used for future grants of restricted stock and RSU's under the proposed amendment. An additional 5,244,751 shares are represented by outstanding stock options under the Stock Option and Long-Term Incentive Conversion Plan (the "Conversion Plan"), under which General Mills' stock option awards were converted at the time of the Distribution. The weighted average exercise prices for outstanding options under the 1995 Plan and the Conversion Plan as of July 26, 1999, are $14.29 and $10.38, respectively.

    SALARY REPLACEMENT STOCK OPTIONS. Under the 1995 Plan, the Committee also may grant SRO's to key employees of the Company and its subsidiaries as a replacement for Company-provided benefits, as an alternative to eligibility for a merit increase in salary, or in lieu of other compensation such as an earned bonus. An SRO grant in lieu of an earned bonus is based on the dollar amount of the bonus multiplied by the value of each stock option as determined by the Committee, which, for grants in fiscal 1999 and all prior years, equaled approximately 30% of the current market price of the Common Stock. In addition, SRO's may be granted to key operations personnel, such as restaurant managers and regional operations directors, for a value determined by the Committee. SRO's may be vested and may be exercised as determined by the Committee, at its discretion. All other terms of the 1995 Plan also govern SRO's.

    As of July 26, 1999, the number of SRO's that have been issued totals 1,081,154, of which 1,046,403 remain outstanding. Consequently, as of such date, out of a total of 3,000,000 shares which may be granted as SRO's under the 1995 Plan, 1,918,846 shares remain available for future SRO grants.

    RESTRICTED STOCK AND RESTRICTED STOCK UNITS ("RSU'S"). The 1995 Plan authorizes the Committee to make awards of restricted stock and, to employees of foreign operations, RSU's, and to determine the number of shares to be awarded (subject to the aggregate limits set forth in the 1995 Plan and proposed amendment number 4 previously described in this Proxy Statement). A portion of the restricted stock and RSU's awarded from the 1995 Plan will be granted as part of the incentive stock matching program, which requires that the participant place on deposit with the Company one share of personally-owned Common Stock for each share of restricted stock or each RSU awarded.

    The 1995 Plan also authorizes the Committee to establish the length of the restricted period, the purchase price, if any, to be paid by the participant, and whether any other restrictions will be imposed in respect of such awards. Regular dividends are paid on restricted stock and dividend equivalents are paid with respect to the RSU's. Restricted stock and RSU's may vest (in whole or on a pro-rata basis) prior to the completion of the restricted period in the event of a retirement, death, change of control or certain terminations of employment, as described in the 1995 Plan. Restricted stock and RSU's may not be sold, exchanged, transferred or pledged during the restricted period.

    As of July 26, 1999, the aggregate numbers of shares of restricted stock and RSU's awarded under the 1995 Plan total 867,543 and 7,515, respectively, for an aggregate of 875,058 shares of restricted stock and RSU's. Of these, as of July 26, 1999, 695,649 shares of restricted stock and 6,060 RSU shares have not yet vested.

    ADMINISTRATION. The 1995 Plan is administered by the Committee, appointed from time to time by the Board of Directors and composed of non-employee, independent members of the Board who are ineligible to receive awards under the 1995 Plan (see the description of the Compensation Committee in this Proxy Statement). Subject to the terms and conditions of the 1995 Plan, the Committee may prescribe, amend and rescind rules and regulations relating to the 1995 Plan, select the employees to whom awards will be made, determine the number of shares to be optioned or awarded and interpret, construe and implement the provisions of the 1995 Plan. The Committee may delegate its duties to the Chief Executive Officer and other members of senior management, subject to the requirement that awards to executive officers shall be made solely by the Committee and subject to compliance with Rule 16b-3 of the Securities Exchange Act of 1934. The Board of Directors may terminate, modify or amend the 1995 Plan, and, subject to the approval of the Board of Directors, the Committee may terminate, modify or suspend the operation of the 1995 Plan, provided that no such modification without the approval of the stockholders shall (i) materially increase the number of shares which may be issued under the 1995 Plan; (ii) materially increase the benefits accruing to participants under the 1995 Plan; or (iii) materially modify the requirements as to eligibility for participating in the 1995 Plan.

    TAX CONSEQUENCES. Stock option grants under the 1995 Plan will be non-qualified stock options governed by Section 83 of the Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option.

    Under current tax law, if a participant exercises a non-qualified stock option, he or she will be taxed on the difference between the fair market value of the Common Stock on the exercise date and the option price. The Company, subject to Section 162(m) of the Code, will be entitled to a corresponding deduction on its income tax return.

    Unless a participant elects otherwise under the Code, participants will be taxed on the fair market value of restricted stock and RSU's on the date the restrictions lapse or when the shares are otherwise not subject to substantial risk of forfeiture. The Company, subject to Section 162(m) of the Code, will be entitled to a corresponding deduction on its income tax return.

    Participants are responsible for the payment of all federal, state, local and foreign withholding and income taxes in respect of the exercise of a stock option or the vesting of restricted stock or RSU's, and to the extent permitted by law and Committee rules, participants may authorize the Company to withhold shares to be issued from a restricted stock award or a stock option exercise in satisfaction of the withholding obligation.

    CHANGE OF CONTROL. All outstanding stock options become fully exercisable for six months and restricted stock and RSU's become immediately vested following a Change of Control as defined in the 1995 Plan. Also, if a participant is terminated within two years after such an event, that person's outstanding stock options at the date of termination shall become fully exercisable for three months.

    AWARDS. Awards of stock options, SRO's and restricted stock for fiscal 1999 to the five most highly compensated executive officers are set forth on the Summary Compensation Table contained in this Proxy Statement. Awards were made to the following groups during fiscal 1999 under the 1995 Plan:

                                     STOCK OPTIONS           SRO'S              RESTRICTED STOCK              RSU'S
                                     -------------  -----------------------  -----------------------  ---------------------
                                          (#)          (#)        ($)(2)        (#)        ($)(3)        (#)       ($)(3)
                                     -------------  ---------  ------------  ---------  ------------  ---------  ----------
All current executive officers, as
  a group..........................       938,966       5,261  $     33,342    160,556  $  2,581,525          0  $        0
All current non-employee directors,
  as a group(1)....................        43,000       8,929  $     48,602      8,000  $    140,657     12,000  $  208,876
All employees who are not executive
  officers, as a group.............     1,671,936     220,462  $  1,232,642    189,377  $  3,150,270      1,594  $   24,956

------------------------

(1) All stock options and restricted stock awarded to non-employee directors were granted under the Company's Stock Plan for Non-Employee Directors (see the section entitled "Board Compensation and Benefits").

(2) The values of SRO's are based on 30% of the fair market value of the Common Stock on the date of grant.

(3) The values of Restricted Stock and RSU's are based on the fair market value of the Common Stock on the date of grant.

    The closing price of the Company's Common Stock on the New York Stock Exchange on July 26, 1999 was $21.125.

    THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSED AMENDMENTS TO THE 1995 PLAN BY ADOPTING THE AMENDED AND RESTATED STOCK OPTION AND LONG-TERM INCENTIVE PLAN OF 1995, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER BUSINESS

    The Company is not aware of any business to be acted upon at the Annual Meeting other than that which is explained in this Proxy Statement. In the event that any other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation and certain other components of compensation for the last three fiscal years of the Chief Executive Officer and the Company's four other most highly compensated executive officers.

                                                                                  LONG-TERM COMPENSATION
                                                                             --------------------------------
                                  ANNUAL COMPENSATION             OTHER      RESTRICTED
                              ----------------------------        ANNUAL       STOCK                               ALL OTHER
                                        SALARY     BONUS       COMPENSATION    AWARDS            OPTIONS         COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR        ($)       ($)           ($)(1)     ($)(2)(3)        (#)(4)(5)(6)          ($)(7)
----------------------------  ----      -------  ---------     ------------  ----------     -----------------   ---------------
J. R. LEE...................  1999      693,750  1,005,900         27,500       251,475            275,000           489,629
Chairman of the Board and     1998      599,038    449,300(5)         467       224,650            390,766           396,516
  Chief Executive Officer     1997      575,000          0              0             0                  0           178,755

B. D. BLUM..................  1999      438,845    526,600            830       131,650            124,480           139,829
President,                    1998      348,076    399,000            243     1,195,691(8)         103,332            94,274
  Olive Garden                1997      261,537    134,500              0        33,625                  0            40,083

R. E. RIVERA................  1999      504,326    459,500         43,688       114,875            100,000           109,400
President,                    1998      234,890    234,900            445     1,258,725(9)         429,166(10)       236,066(11)
  Red Lobster                  N/A(13)

B. SWEATT, III..............  1999      366,826    396,200              0        99,050            110,000           186,291
President,                    1998      339,422  1,788,200            137       303,964(12)        103,332(12)       192,817(12)
  New Business Division       1997      266,153     32,500              0         8,125                  0            45,409

R. W. MOCK..................  1999      295,960    274,700          2,306        68,675             60,000            91,155
Executive Vice President,      N/A(14)
  Operations, Olive Garden     N/A(14)

--------------------------

(1) Except where noted, the amounts for 1998 and 1999 relate to tax gross-ups for commissions paid by the Company for the 1998 Stock Purchase/Loan Program. For R. E. Rivera, this amount in 1999 relates to tax gross-ups for relocation expenses and non-deductible moving expenses. For J. R. Lee, this amount in 1999 relates to vacation cash-in.

(2) Amounts under this column for fiscal 1999 are based on the fair market value ($21.9375) of Common Stock as of June 22, 1999, which determined the value of restricted stock granted on that date under the Darden Restaurants Management Incentive Plan ("MIP"). Under the MIP, participants must deposit with the Company, one personally-owned share of common stock for each share of restricted stock awarded, which vests 100% at three years, provided the participant's share remains on deposit until the end of the corresponding restricted period. Regular dividends are paid on all restricted shares. Restricted stock immediately vests in the event of a change of control. The number and aggregate value of restricted stock holdings, including the 1999 award (valued at the fair market value of $21.9375 as of June 22, 1999) and all other awards (valued at the fair market value of $21.125 as of May 30, 1999) total: J. R. Lee--38,223 shares ($816,775); B. D. Blum--90,503 shares
    ($1,916,752); R. E. Rivera--83,986 shares ($1,778,459); B. Sweatt,
    III--44,431 shares ($942,273); and R. W. Mock--28,692 shares ($608,662).

(3) Amounts for fiscal 1998 are based on the value ($15.6563) of Common Stock as of June 23, 1998, and amounts for fiscal 1997 are based on the value ($9.00) of Common Stock as of June 17, 1997, which determine the value of restricted stock granted on that date under the MIP.

(4) The above named officers were awarded double their annual number of stock options in fiscal 1996. As a result, these officers did not receive stock option grants in fiscal 1997.

(5) J. R. Lee elected to receive a portion of his 1998 bonus in SRO's. As a result, he received 96,044 options in lieu of 50% of his bonus.

(6) The following officers participated in the 1998 Stock Purchase/Loan Program. According to the terms of this program, the officer received two options for every share of common stock purchased during a specified window period. J.
    R. Lee received 44,722 options; B. D. Blum received 23,332 options; R. E. Rivera received 29,166 options; B. Sweatt, III received 23,332 options; R.
    W. Mock received 9,138 options. In 1999, B. D. Blum received an additional 4,480 options as a result of an increase to his ownership guidelines.

(7) These amounts for fiscal 1999 include allocations relating to FlexComp, the Company's nonqualified deferred compensation plan. For the following officers, the amounts for these allocations are: J. R. Lee--$489,629; B. D. Blum--$139,829; R. E. Rivera--$109,400; B. Sweatt, III--$186,291; and R. W.
    Mock--$91,155.

(8) For B. D. Blum, the Board approved a one-time award of 70,000 restricted shares valued at $1,095,941 based on the fair market value ($15.6563) of Darden stock on the date of grant, June 23, 1998. These shares vest 25% each year over a four-year period.

(9) For R. E. Rivera, an award of 100,000 restricted shares was granted on the date of hire. The amount of the award is based on the fair market value of Common Stock ($12.00) on the date of grant (December 12, 1997). The restricted shares vest 25% each year over a period of four years.

(10) For R. E. Rivera, an award of 400,000 SRO's was granted in lieu of an additional employment bonus on the date of hire (December 12, 1997). The options fully vest over a period of four years.

(11) R. E. Rivera was hired on December 12, 1997. As part of his employment offer, he received a sign-on bonus of $235,000 of which he deferred payment of $100,000.

(12) Pursuant to a performance agreement based on successful efforts in developing the Bahama Breeze concept, B. Sweatt, III received a special one-time bonus of $1,650,000 and 17,208 shares of restricted stock valued at $269,413, based on the fair market value ($15.6563) of the Company's stock on the date of grant, June 23, 1998. During the development period of four years, his MIP bonus had been reduced by 65%.

(13) R. E. Rivera became an executive officer of the Company in fiscal year
    1998.

(14) R. W. Mock became an executive officer of the Company in fiscal year 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table summarizes awards of stock options in fiscal 1999 to the executive officers named in the Summary Compensation Table.

                                                    INDIVIDUAL GRANTS(1)
                                    ----------------------------------------------------  POTENTIAL REALIZABLE VALUE
                                                  % OF TOTAL                                          AT
                                     NUMBER OF      OPTIONS                                ASSUMED ANNUAL RATES OF
                                    SECURITIES      GRANTED                                STOCK PRICE APPRECIATION
                                    UNDERLYING   TO EMPLOYEES    EXERCISE                   FOR OPTION TERM ($)(2)
                                      OPTIONS      IN FISCAL       PRICE     EXPIRATION   --------------------------
NAME                                GRANTED(#)       YEAR        ($/SHARE)      DATE         5%($)         10%($)
----------------------------------  -----------  -------------  -----------  -----------  ------------  ------------
J. R. LEE.........................     275,000(3)       9.52%      15.6563      6/23/08   $  2,707,679  $  6,861,819

B. D. BLUM........................       4,480(4)       0.16%      15.6250      6/01/08   $     44,022  $    111,561
                                       120,000(3)       4.15%      15.6563      6/23/08   $  1,181,532  $  2,994,248

R. E. RIVERA......................     100,000(3)       3.46%      15.6563      6/23/08   $    984,610  $  2,495,207

B. SWEATT, III....................     110,000(3)       3.81%      15.6563      6/23/08   $  1,083,071  $  2,744,727

R. W. MOCK........................      60,000(3)       2.08%      15.6563      6/23/08   $    590,766  $  1,497,124

------------------------

(1) All options are granted at the fair market value of the Common Stock on the grant date and generally expire 10 years from the grant date. All options vest immediately in the event of a change of control.

(2) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

(3) This stock option grant under the 1995 Plan becomes exercisable according to the following schedule: 50% on June 23, 2001, and 50% on June 23, 2002, except for R. W. Mock, for whom the vesting schedule is 33 1/3% on June 23, 2000, 33 1/3% on June 23, 2001, and 33 1/3% on June 23, 2002.

(4) This stock option grant under the 1995 Plan, was awarded as a result of the officer's participation in the 1998 Stock Purchase/Loan Program (see the section entitled "Stock Ownership Guidelines and Stock Purchase/Loan Opportunity" later in this Proxy Statement). The officer received two options for each share of the Company's stock purchased. The options become exercisable 50% on June 1, 2001, and 50% on June 1, 2002.

                                 STOCK OPTIONS

    The following table summarizes the stock option exercises by the executive officers named in the Summary Compensation Table during fiscal year 1999 and the value of the stock options held by such officers at the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED OPTIONS
                                                             AT FISCAL YEAR END (#)
                                            ---------------------------------------------------------
                      SHARES
                    ACQUIRED ON    VALUE        CONVERSION PLAN(1)               1995 PLAN(2)
                     EXERCISE     REALIZED  ---------------------------   ---------------------------
NAME                    (#)         ($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------  -----------   --------  -----------   -------------   -----------   -------------
J. R. Lee.........    67,041      $842,987    738,892        97,730         135,902       1,069,722

B. D. Blum........    36,915      $497,290    142,475        29,069          19,920         352,792

R. E. Rivera......        --            --         --            --         160,000         369,166

B. Sweatt, III....    51,227      $644,863    288,950        41,770          21,200         378,632

R. W. Mock........    23,325      $163,999     49,753        14,898              --         199,138


                       VALUE OF UNEXERCISED
                      IN-THE-MONEY OPTIONS AT
                      FISCAL YEAR END ($)(3)
                    ---------------------------
NAME                EXERCISABLE   UNEXERCISABLE
------------------  -----------   -------------
J. R. Lee.........  $9,577,895     $11,287,485
B. D. Blum........  $1,812,954     $ 3,536,862
R. E. Rivera......  $1,460,000     $ 3,003,009
B. Sweatt, III....  $3,615,200     $ 4,013,224
R. W. Mock........  $  538,650     $ 2,030,354

----------------------------------

(1) These options were granted as a result of the conversion of General Mills stock options granted to the named officers in 1995. General Mills options were adjusted so that two-thirds of the aggregate economic value of each stock option grant was retained in adjusted General Mills stock options (both the price and number of options were adjusted). General Mills stock options retained by the named officers are not reported in this table. One third of the aggregate economic value of each stock option grant was converted into newly issued stock options for Company Common Stock. The economic value at the date of conversion of each named officer's stock option grants was neither increased nor decreased as a result of these adjustments, other than small differences due to rounding of whole shares.

(2) These options were granted from the 1995 Plan.

(3) Value of all unexercised options equals the fair market value at May 28, 1999 ($21.125) of the shares underlying in-the-money options, less the exercise price, times the number of in-the-money options outstanding.

    CHANGE IN CONTROL ARRANGEMENTS

    As of June 21, 1999, the Company had management continuity agreements with thirteen of its executive officers, including those named in the Summary Compensation Table, providing for guaranteed severance payments equal to three times the annual compensation of the officer (salary plus cash bonus award) and continuation of health and similar benefits for a three-year period if the officer is terminated without cause within two years after a change of control. These agreements also provide that the severance payment shall be reduced by an amount necessary to ensure that the foregoing payments are not subject to any excise taxes that might otherwise be payable under Code Section 4999 of the Internal Revenue Code (the "Code") or any similar tax. The Company also has entered into related trust agreements to provide for payment of amounts under its non-qualified deferred compensation plans, including the directors' compensation plans, the Management Incentive Plan, FlexComp and the management continuity agreements. Full funding is required in the event of a change of control. To date, only a nominal amount has been paid into each trust.

    In addition, stock options, restricted stock and restricted stock units issued under the Stock Option and Long-Term Incentive Plan of 1995 (the "1995 Plan") and the Stock Option and Long-Term Incentive Conversion Plan (the "Conversion Plan") all immediately vest in full in the event of a change of control, as defined in such plans.

    STOCK OWNERSHIP GUIDELINES AND STOCK PURCHASE/LOAN OPPORTUNITY

    In June 1997, the Company adopted stock ownership guidelines for executive management. The guideline for the Chief Executive Officer is to own, after seven years, Common Stock valued at a multiple of four times base salary. Other officer guidelines range from a multiple of three times base salary to one-half times base salary depending on the level of responsibility in the organization. To assist the executive in meeting these guidelines, the Company implemented a stock purchase/loan program (the "1998 Stock Purchase/Loan Program") under the 1995 Plan that matches two options for every new share purchased up to a maximum total share value equal to a percentage of such executive's base compensation. The loan is full recourse and interest bearing with a maximum loan amount of 75% of the value of the stock purchased. All stock purchased is held on deposit with the Company until the loan payment requirements are met. As of May 30, 1999, 62 officers have participated in the 1998 Stock Purchase/Loan Program, receiving two options for every share purchased. The program has resulted in the purchase of a total of 221,379 shares by Company officers.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors (see the section entitled "Committees of the Board" in this Proxy Statement). The Committee is responsible for setting and administering the policies that govern both annual compensation and stock ownership programs. The Committee annually certifies corporate performance objectives and evaluates the Company's corporate performance for incentive plans.

    From time to time the Committee will use outside, independent consultants to provide it with background information in performing its duties. During fiscal 1996, the Committee engaged the services of two nationally known compensation consulting firms to review and analyze the Company's pay program. Those firms found that:

    - The current program is sound in its focus on performance;

    - The current program has a good mix of short and long-term incentives; and

    - The current program places more emphasis on long-term incentives than the pay programs of most of the Company's competitors, and as a result, has strong alignment with stockholders.

    A competitive analysis update conducted in fiscal 1998 supported the findings of the 1996 study.

    The Company uses cash and stock-based compensation for three purposes: (1) to focus executives on short and long-term business strategy; (2) to reward individual, business unit and corporate performance; and (3) to align executives' interests with those of stockholders. Ultimately, the goal is to maximize the success of the Company. As detailed in the Summary Compensation Table contained in this Proxy Statement, a significant portion of the Company's pay for executives is variable and is linked to performance.

    CASH COMPENSATION

    The Company's goal for cash compensation is to pay competitive base salaries, coupled with a possible incentive bonus under the Management Incentive Plan. If individual, as well as corporate or unit performance, is above average compared to the compensation peer group described below, then total cash compensation also will be above average within that group. Conversely, if performance is below average compared to the compensation peer group, then total cash compensation will also be below average.

    The peer group against which compensation and performance are compared is publicly-traded chain restaurant companies with substantial capitalization. Supplemental pay data is obtained from hospitality, retail and other general industry companies.

    The compensation peer group is a broader group than the S&P Restaurant Index used in the Total Shareholder Return performance graph at the end of this Proxy Statement. The S&P Restaurant Index is the only published index for purposes of such comparison, but does not include all appropriate comparable companies for compensation purposes.

    The Company also encourages executives to exchange cash compensation for stock-based compensation. This is discussed below in the section entitled "Stock-Based Compensation".

    BASE SALARY INCREASES

    Base salary increases, if any, for executive officers are determined annually by the Committee based on the individual performance of the executive officer and the executive's pay relative to the compensation peer group. The budgeted salary increase for all employees is also considered in determining base salary increases for executive officers.

    MANAGEMENT INCENTIVE PLAN

    Annual cash incentive awards are granted by the Committee to executive officers under the Management Incentive Plan ("MIP") based on the following factors: corporate performance, business unit performance and individual performance. Awards to key executives are based on the comparative impact of the individual's position to the overall corporate results as measured by the position level, base salary of the individual and the degree to which such individual is able to affect the division, group or overall corporate result. Such awards to senior management serving on the Board are subject to Board approval.

    The Company set its business plan for fiscal 1999 with the goal of achieving a significant continued improvement over fiscal 1998 performance, with a target set at over 19% diluted earnings per share ("EPS") growth. Pursuant to the terms and conditions of the MIP, the Committee met on June 21, 1999, to evaluate and determine a corporate rating for the Company. This rating is based upon diluted EPS growth and return on average capital ("ROC") for the 1999 fiscal year compared to targets established by the Committee at the inception of the fiscal year. For fiscal 1999, the corporate ratings could range from 0 to 2.0 with target performance represented by a 1.30 rating. With an EPS growth before restructuring credit of 43% (diluted) and ROC of 9.8%, the Company exceeded the target and met the required level of performance for a 2.0 corporate rating.

    For fiscal 2000, the Compensation Committee has set a target to continue the momentum of significant improvement achieved in fiscal 1999. Achievement of that target would represent a 1.30 corporate rating and would result in an increase of approximately 18% in diluted EPS.

    STOCK-BASED COMPENSATION

    The Committee and management believe that broad and deep employee stock ownership effectively motivates the building of stockholder wealth and aligns the interests of employees with those of the stockholders. At the end of fiscal 1999, approximately 22.6% of the Company's outstanding shares were either owned by the Employee Stock Ownership Plan, or employees and non-employee members of the Board of Directors, or were under options granted to employees and non-employee members of the Board of Directors.

    The Committee uses the 1995 Plan to attract and retain able employees by the awarding of stock options, restricted stock and restricted stock units. Awards are made to employees, including most restaurant managers and salaried personnel meeting certain service requirements, who are responsible for the growth and sound development of the business of the Company. Awards under the 1995 Plan are intended to align the interests of such employees with those of the stockholders.

    Regular stock options are granted by the Committee to the executive officers and other employees based on their potential impact on corporate results (i.e., the employee's level of responsibility in the organization) and on their individual performance. A total of 66 officers were granted options under this program in fiscal 1999, and on June 22, 1999, options were granted to an additional 3,229 employees. The size of regular stock option grants to the Chief Executive Officer and other executive officers is periodically reviewed against option grants made by other large restaurant, hospitality and retail companies in the compensation peer group previously described.

    Under the provisions of the 1995 Plan, the Company allows executives to exchange part of their annual cash incentive payout in return for a grant of additional stock options, referred to as SRO's. The size of the option grant is based on the amount of the foregone incentive payout and the present value of the projected stock option value. Executive officers may elect to reduce their annual cash incentive payout by a maximum of 50% for a grant of SRO's.

    The 1995 Plan also authorizes the Committee to make awards to selected employees of restricted stock and RSU's of up to 10% of the 15,000,000 shares presently authorized under the plan and, in that connection, to determine the number of shares to be awarded, the length of the restricted period, the purchase price, if any, to be paid by the participant, and whether any other restrictions will be imposed with respect to such awards.

    The majority of restricted shares have been and will be granted as part of the stock matching program for participants in the MIP, requiring the participant to place on deposit one share of Common Stock owned for each share of restricted stock awarded. The size of each restricted stock award in that program is equal in value to 15% or 25% (depending on position level) of the participant's annual cash incentive award. If the deposit shares are withdrawn prior to the end of the three-year vesting period, then the unvested restricted stock award is forfeited.

    The Summary Compensation Table in this Proxy Statement summarizes the options and restricted stock awards granted in fiscal 1999 to the five most highly compensated executive officers. Included in the totals are options granted as SRO's. See Item 3 of this Proxy Statement for a discussion of proposed amendments to the 1995 Plan.

    FLEXCOMP BENEFITS

    None of the Company's executive officers presently participate in a defined contribution or defined benefit retirement plan qualified under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Instead, they participate in FlexComp, a nonqualified deferred compensation arrangement. The Company's annual FlexComp contribution equals from 1.5% to 6% (based on company performance) of the executive's eligible annual earnings plus an additional percent of the executive's eligible annual earnings based on the executive's age and years of service with the Company during which the officer may have been a participant in an ERISA qualified retirement plan. FlexComp participants elect to have their FlexComp contributions credited with rates of return based on several investment alternatives. Therefore, the plan does not have a guaranteed retirement benefit. The annual FlexComp contributions made by the Company for the accounts of the five most highly compensated executive officers are shown in the All Other Compensation column of the Summary Compensation Table in this Proxy Statement.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The Chief Executive Officer's base salary was established by the Compensation Committee of General Mills at $575,000 in May, 1995. This rate remained for fiscal 1996 and fiscal 1997. During fiscal 1998, the Committee increased this amount to $650,000 to more closely reflect the competitive size-adjusted market average. During fiscal year 1999, the Committee increased the Chief Executive Officer's base salary to $715,000 based on performance and an assessment of competitive market compensation practices for Chief Executive Officers. The Committee also approved a fiscal 1999 annual grant of 275,000 stock options for Mr. Lee.

    The Committee met on June 21, 1999, to evaluate the Chief Executive Officer's performance for fiscal 1999 and their evaluation was reported to the independent directors of the Board. For fiscal 1999, the Compensation Committee rating for J. R. Lee resulted in a bonus of $1,005,900. The rating and resulting bonus for Mr. Lee are based on achievement of stated financial targets (i.e., EPS, ROC, Return on Sales, Adjusted Debt to Adjusted Capital Ratio, Fixed Charge Coverage Ratio, and growth in operating profit), success in strengthening the organizational structure and depth of management talent, and success in positioning the organization for growth.

    LOANS TO EXECUTIVE OFFICERS

    Each of the following executives listed in the Summary Compensation Table received loans equaling up to 75% of the value of the stock he purchased in connection with his participation in the 1998 Stock Purchase/Loan Program. This program was designed to assist the executive in achieving the Company's stock ownership guidelines, described in this Proxy Statement under the section entitled "Stock Ownership Guidelines and Stock Purchase/Loan Opportunity." As of May 30, 1999, the outstanding principal balances of loans under this program for the executive officers named in the Summary Compensation Table are as follows:
J. R. Lee, $154,291; B. D. Blum, $114,909; R. E. Rivera, $135,870; B. Sweatt,
III, $58,229; and R. W. Mock, $30,128. The outstanding principal balances of loans for all participants of the program totalled $1,687,031 as of the end of fiscal year 1999.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Unless the conditions specified in the regulations under Section 162(m) of the Internal Revenue Code are met, the Code limits the Company's ability to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. The Company believes that it meets all requirements for deductibility of executive compensation and will monitor whether its plans require any future amendments to continue to meet the deductibility requirements of the tax law without compromising the flexibility needed to design effective compensation plans that meet the Company's executive compensation goals as described above.

    SUMMARY

    The Compensation Committee is satisfied that the compensation and long-term incentive plans provided to the Chief Executive Officer and the other executive officers of the Company are structured and operated so as to support the Company's business strategy and to create strong linkage and alignment with the long-term best interests of the Company and its stockholders. The Committee will periodically reevaluate these programs to ensure they continue to do so.

                                          COMPENSATION COMMITTEE
                                          Michael D. Rose, Chair
                                          H. B. Atwater, Jr.
                                          Daniel B. Burke
                                          Odie C. Donald
                                          Jack A. Smith

                      COMPARISON OF FOUR-YEAR TOTAL RETURN
         BASED ON A $100 INVESTMENT ON THE DISTRIBUTION DATE (5/29/95)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TOTAL RETURN INDEX  DARDEN RESTAURANTS, INC.   S&P 500   S&P RESTAURANT INDEX
May-95                               $100.00    $100.00                $100.00
Nov-95                               $103.81    $115.93                $119.33
May-96                               $108.75    $132.61                $132.12
Nov-96                                $79.04    $147.93                $128.37
May-97                                $77.15    $169.01                $137.87
Nov-97                               $104.93    $193.79                $133.42
May-98                               $145.16    $221.27                $172.05
Nov-98                               $152.09    $243.67                $192.10
May-99                               $201.41    $267.80                $213.98

TOTAL RETURN INDEX                MAY-95      NOV-95      MAY-96      NOV-96      MAY-97      NOV-97      MAY-98      NOV-98
------------------------------  -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Darden Restaurants, Inc.......      100.00      103.81      108.75       79.04       77.15      104.93      145.16      152.09
S&P 500.......................      100.00      115.93      132.51      147.93      169.01      193.79      221.27      243.67
S&P Restaurant Index..........      100.00      119.33      132.12      128.37      137.87      133.42      172.05      192.10

TOTAL RETURN INDEX                MAY-99
------------------------------  -----------
Darden Restaurants, Inc.......      201.41
S&P 500.......................      267.80
S&P Restaurant Index..........      213.98

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. The Company notes that H.B. Atwater, Jr. inadvertently failed to report the sale of 80,000 shares of the Company's Common Stock in November 1998. The transaction was subsequently reported. To the Company's knowledge, all other required reports were filed on a timely basis during fiscal 1999.

    STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

    Any stockholder proposal intended to be presented for consideration at the 2000 Annual Meeting of Stockholders and to be included in the Company's proxy statement must be received at the principal executive offices of the Company by the close of business on April 12, 2000. Proposals should be sent to the attention of the Secretary.

    YOUR VOTE IS IMPORTANT!

    Please follow the enclosed telephonic proxy instructions or sign and promptly return your proxy card in the enclosed envelope.

--------------------------------------------------------------------------------
FOR EDGAR FILING, LANGUAGE THAT WILL BE ADDED IS PRECEDED BY A "<*>" AND FOLLOWED BY A "</*>". LANGUAGE THAT WILL BE ELIMINATED IS PRECEDED BY A "<#>" AND FOLLOWED BY A "</#>".
--------------------------------------------------------------------------------

                                   APPENDIX A
                            DARDEN RESTAURANTS, INC.
  <*>AMENDED AND RESTATED</*>STOCK OPTION AND LONG-TERM INCENTIVE PLAN OF 1995

                          <#>DARDEN RESTAURANTS, INC.</#>
            <#>STOCK OPTION AND LONG TERM INCENTIVE PLAN OF 1995</#>
<#>(AS AMENDED MAY 23, 1996, JUNE 17, 1997, JUNE 26, 1998, AND MAY 24, 1999)</#>

1.  PURPOSE OF THE PLAN

    The purpose of the Darden Restaurants, Inc. <*>Amended and Restated</*> Stock Option and Long-Term Incentive Plan of 1995 (the "Plan") is to attract and retain able employees by rewarding employees of Darden Restaurants, Inc., its subsidiaries and affiliates (defined as entities in which Darden Restaurants, Inc. owns an equity interest of 25% or more) (collectively, the "Company") who are responsible for the growth and sound development of the business of the Company, and to align the interests of all employees with those of the stockholders of the Company and to compensate certain management employees of the Company by granting stock options in lieu of salary increases or other compensation or employee benefits.

2.  EFFECTIVE DATE, DURATION AND SUMMARY OF PLAN

    A. Effective Date and Duration

       This Plan shall become effective as of the effective date of the distribution of Darden Restaurants, Inc. Common Stock to the holders of General Mills, Inc. common stock. Awards may be made under the Plan until
       <#>September 30, 2000</#> <*>September 30, 2004</*>.

    B.  Summary of Option Provisions for Participants

       The stock option that will be awarded to employees under this Plan gives a right to an employee to purchase at a future date shares of Darden Restaurants, Inc. Common Stock at a fixed price. As an employee, you will receive an "option agreement" in your own name, which will contain the term and other conditions of the option grant. In general, each option agreement will state the number of shares of Darden Restaurants, Inc. Common Stock that you can purchase from the Company, the price at which you can purchase the shares, and the last date you can make your purchase. You will not have any taxable income when you receive the option agreement.

       The price at which you may buy the Darden Restaurants, Inc. shares will be equal to the market price of the Company shares on the New York Stock Exchange as of the day the option was awarded to you. If after the period that you must hold the option before you can exercise such option the price of Darden Restaurants, Inc. Common Stock has risen, you will be able to make a gain on exercising the option equal to the difference between the exercise price of the option and the market price of Darden Restaurants, Inc. shares on the date you use your option to buy shares under the terms of the option certificate. This gain will be taxable to you.

       You will never be obligated to buy shares of the Company if you do not wish to do so. After the required holding period before you can exercise the option, you can continue to hold the option as an employee for the remaining years of the option before making the decision whether or not to buy shares of the Company. Thereafter, the rights under the option will lapse and cannot be used by the employee.

       Generally you cannot sell or assign the option to any other person and the specific provisions which cover your rights in the option are covered in the full text of the Plan.

3.  ADMINISTRATION OF THE PLAN

    The Plan shall be administered by the Compensation Committee (the "Committee"). The Committee shall be comprised solely of non-employee, independent members of the Board of Directors (the "Board") appointed in accordance with the Company's Articles of Incorporation. Subject to the provisions of Section 14, the Committee shall have authority to adopt rules and regulations for carrying out the purpose of the Plan, select the employees to whom Awards will be made ("Participants"), determine the number of shares to be awarded and the other terms and conditions of Awards in accordance with the Plan provisions and interpret, construe and implement the provisions of the Plan; provided that if at any time Rule 16b-3 or any successor rule ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "1934 Act"), so permits, without adversely affecting the ability of the Plan to comply with the conditions for exemption from Section 16 of the 1934 Act (or any successor provisions) provided by Rule 16b-3, the Committee may delegate its duties under the Plan in whole or in part, on such terms and conditions, to the Chief Executive Officer and to other senior officers of the Company; provided further, that only the Committee may select and make other decisions as to Awards to Participants who are subject to Section 16 of the 1934 Act and to other executives of the Company. The Committee (or its permitted delegate) may correct any defect or supply any omission or reconcile any inconsistency in any agreement relating to any Award under the Plan in the manner and to the extent it deems necessary. Decisions of the Committee (or its permitted delegate) shall be final, conclusive and binding upon all parties, including the Company, stockholders and Participants.

4.  COMMON STOCK SUBJECT TO THE PLAN

    The shares of common stock of the Company (without par value) ("Common Stock") to be issued upon exercise of a Stock Option, awarded as Restricted Stock, or issued upon expiration of the restricted period for Restricted Stock Units, may be made available from the authorized but unissued Common Stock, shares of Common Stock held in the Company's treasury, or Common Stock purchased by the Company on the open market or otherwise. Approval of the Plan by the sole shareholder of the Company shall constitute authorization to use such shares for the Plan.

    The Committee, in its discretion, may require as a condition to the grant of Stock Options, Restricted Stock or Restricted Stock Units (collectively, "Awards"), the deposit of Common Stock owned by the Participant receiving such grant, and the forfeiture of such Awards, if such deposit is not made or maintained during the required holding period or the applicable restricted period. Such shares of deposited Common Stock may not be otherwise sold, pledged or disposed of during the applicable holding period or restricted period. The Committee may also determine whether any shares issued upon exercise of a Stock Option shall be restricted in any manner.

    The maximum aggregate number of shares of Common Stock authorized under the Plan for which Awards may be granted under the Plan is <#>15,000,000</#>
    <*>22,200,000</*>. Upon the expiration, forfeiture, termination or cancellation, in whole or in part, of unexercised Stock Options, or forfeiture of Restricted Stock or Restricted Stock Units on which no dividends or dividend equivalents have been paid, the shares of Common Stock subject thereto shall again be available for Awards under the Plan.

    The number of shares subject to the Plan, the outstanding Awards and the exercise price per share of outstanding Stock Options may be appropriately adjusted by the Committee in the event that:

    (i) the number of outstanding shares of Common Stock shall be changed by reason of split-ups, spin-offs, combinations or reclassifications of shares;

    (ii) any stock dividends are distributed to the holders of Common Stock;

   (iii) the Common Stock is converted into or exchanged for other shares as a result of any merger or consolidation (including a sale of assets) or other recapitalization, or other similar events occur which affect the value of the Common Stock; or

    (iv) the Committee determines such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

5.  ELIGIBLE PERSONS

    Only persons who are employees of the Company shall be eligible to receive Awards under the Plan ("Participants"). No Award shall be made to any member of the Committee or any other non-employee director of the Company.

6.  PURCHASE PRICE OF STOCK OPTIONS

    The purchase price for each share of Common Stock issuable under a Stock Option shall not be less than 100% of the Fair Market Value of the shares of Common Stock on the date of grant. "Fair Market Value" as used in the Plan shall equal the mean of the high and low price of the Common Stock on the New York Stock Exchange on the applicable date.

7.  STOCK OPTION TERM AND TYPE

    The term of any Stock Option as determined by the Committee shall not exceed 10 years from the date of grant and shall expire as of the close of business on the last day of the designated term, unless terminated earlier under the provisions of the Plan. All Stock Option grants under the Plan shall be non-qualified stock options governed by Section 83 of the Internal Revenue Code of 1986, as amended (the "Code").

8.  EXERCISE OF STOCK OPTIONS

    A. Of the <#>15,000,000</#> <*>22,200,000</*> shares of Common Stock authorized for issuance hereunder, not less than 3,000,000 shall be issued only as salary replacement Stock Options ("SRO's") in lieu of salary increases, compensation or other employee benefits, subject that SRO's granted to directors pursuant to the Stock Plan for Directors (as amended) shall also be included within such 3,000,000 shares of Common Stock. Except as provided in Sections 12 and 13, each Stock Option issued as an SRO may be exercised as determined by the Committee in its discretion.

    B. Except as provided in Sections 12 and 13 (Change of Control and Termination of Employment), each Stock Option, other than an SRO, may be exercised from the date of grant no sooner than in increments of one-third after two years, one-third after three years and one-third after four years, subject to the Participant's continued employment with the Company and in accordance with other terms and conditions prescribed by the Committee which may specify a longer period before an option may be exercised.

    C. The number of shares of Common Stock subject to Stock Options<*>, excluding SRO's,</*> granted under the Plan to any single Participant shall not exceed <#>10% of the total number of shares of Common Stock which may be issued under this Plan</#> <*>300,000 shares in each of the last four fiscal years of the Plan determined on a prospective and retroactive cumulative basis</*>.

    D. A Participant exercising a Stock Option shall give notice to the Company of such exercise and of the number of shares elected to be purchased prior to 5:00 P.M. EST/EDT on the day of exercise, which must be a business day at the executive offices of the Company. At the time of purchase, the Participant shall tender the full purchase price of the shares purchased. Until such payment has been made and a certificate or certificates for the shares purchased has been issued in the Participant's name, the Participant shall possess no stockholder rights with respect to such shares.

       Payment of such purchase price shall be made to the Company, subject to any applicable rule or regulation adopted by the Committee:

        (i) in cash (including check, draft, money order or wire transfer made payable to the order of the Company);

        (ii) through the delivery of shares of Common Stock owned by the Participant; or

       (iii) by a combination of (i) and (ii) above.

    For determining the amount of the payment, Common Stock delivered pursuant to (ii) or (iii) shall have a value equal to the Fair Market Value of the Common Stock on the date of exercise.

9.  RESTRICTED STOCK AND RESTRICTED STOCK UNITS

    With respect to Awards of Restricted Stock and Restricted Stock Units, the Committee shall:

    (i) select Participants to whom Awards will be made, provided that Restricted Stock Units may only be awarded to those employees of the Company who are employed in a country other than the United States;

    (ii) determine the number of shares of Restricted Stock or the number of Restricted Stock Units to be awarded;

   (iii) determine the length of the restricted period, which shall be no less than one year;

    (iv) determine the purchase price, if any, to be paid by the Participant for Restricted Stock or Restricted Stock Units; and

    (v) determine any restrictions other than those set forth in this Section 9.

    Any shares of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry registration or issuance of stock certificates, and may be held in escrow.

    Subject to the restrictions set forth in this Section 9, each Participant who receives Restricted Stock shall have all rights as a stockholder with respect to such shares, including the right to vote the shares and receive dividends and other distributions.

    Each Participant who receives Restricted Stock Units shall be eligible to receive, at the expiration of the applicable restricted period, one share of Common Stock for each Restricted Stock Unit awarded, and the Company shall issue to and register in the name of each such Participant a certificate for that number of shares of Common Stock. Participants who receive Restricted Stock Units shall have no rights as stockholders with respect to such Restricted Stock Units until such time as share certificates for Common Stock are issued to the Participants; provided, however, that quarterly during the applicable restricted period for all Restricted Stock Units awarded hereunder, the Company shall pay to each such Participant an amount equal to the sum of all dividends and other distributions paid by the Company during the prior quarter on that equivalent number of shares of Common Stock.

    Subject to the provisions of Section 12, for awards of Restricted Stock or Restricted Stock Units which have a deposit requirement, a Participant will be eligible to vest only in those shares of Restricted Stock or Restricted Stock Units for which personally-owned shares are on deposit with the Company as of the date the Participant's employment with the Company terminates.

    The total number of shares of Common Stock issued upon vesting of Restricted Stock or Restricted Stock Units granted under the Plan shall not exceed
    <#>10%</#> <*>1,500,000</*> of the total number of shares of Common Stock which may be issued under this Plan, and no single Participant shall receive under the

    Plan Restricted Stock or Restricted Stock Units which, upon vesting, would exceed 2% of the total number of shares of Common Stock which may be issued under the Plan.

10. NON-TRANSFERABILITY

    Except as otherwise provided in Section 9, no shares of Restricted Stock and no Restricted Stock Units shall be sold, exchanged, transferred, pledged, or otherwise disposed of during the restricted period. No Stock Options granted under this Plan shall be transferable by a Participant otherwise than (i) by the Participant's last will and testament or (ii) by the applicable laws of descent and distribution, or (iii) by gift by a Participant who is subject to Section 16 of the 1934 Act and is eligible for retirement (age 55 with 10 years of service) to a "family member" defined by the Committee. Such Stock Options shall be exercised during the Participant's lifetime only by the Participant or his or her guardian or legal representative or the donee family member. After death, such Stock Option may be exercised in accordance with Section 13B. Other than as set forth herein, no Award under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

11. WITHHOLDING TAXES

    It shall be a condition to the obligation of the Company to deliver shares upon the exercise of a Stock Option, the vesting of Restricted Stock or Restricted Stock Units and the corresponding issuance of shares of unrestricted Common Stock, that the Participant pay to the Company cash in an amount equal to all federal, state, local and foreign withholding taxes required to be collected in respect thereof.

    Notwithstanding the foregoing, to the extent permitted by law and pursuant to such rules as the Committee may adopt, a Participant may authorize the Company to satisfy any such withholding requirement by directing the Company to withhold from any shares of Common Stock to be issued, all or a portion of such number of shares as shall be sufficient to satisfy the withholding obligation.

12. CHANGE OF CONTROL

    Each outstanding Stock Option shall become immediately and fully exercisable for a period of 6 months following the date of the following occurrences, each constituting a "Change of Control":

    (i) if any person (including a group as defined in Section 13(d)(3) of the 1934 Act) becomes, directly or indirectly, the beneficial owner of 20% or more of the shares of the Company entitled to vote for the election of directors;

    (ii) as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event cease to constitute a majority of the Company's Board of Directors; or

   (iii) the stockholders of the Company approve an agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the assets of the Company occurs.

    After such 6-month period the normal option exercise provisions of the Plan shall govern. In the event a Participant is terminated as an employee of the Company within 2 years after any of the events specified in (i), (ii) or
    (iii), his or her outstanding Stock Options at that date of termination shall become immediately exercisable for a period of 3 months.

    With respect to Stock Option grants outstanding as of the date of any such Change of Control which require the deposit of owned Common Stock as a condition to obtaining rights: (a) said deposit requirement shall be terminated as of the date of the Change of Control and any such deposited stock shall be promptly returned to the Participant; and
    (b) any restrictions on the sale of shares issued in respect of any such Stock Option shall lapse.

    In the event of a Change of Control, a Participant shall vest in all shares of Restricted Stock and Restricted Stock Units, effective as of the date of such Change of Control, and any deposited shares of Common Stock shall be promptly returned to the Participant.

13. TERMINATION OF EMPLOYMENT

    A. Termination of Employment

       If the Participant's employment by the Company terminates for any reason other than as specified herein or in subsections B, C or D, the Participant's Stock Options shall terminate 3 months after such termination and all shares of Restricted Stock and all Restricted Stock Units which are subject to restriction as of said termination date shall be forfeited by the Participant to the Company. In the event a Participant's employment with the Company is terminated for the convenience of the Company, as determined by the Committee, the Committee, in its sole discretion, may vest such Participant in all or any portion of outstanding Stock Options (which shall become exercisable) and/or shares of Restricted Stock or Restricted Stock Units awarded to such Participant, effective as of the date of such termination.

    B.  Death

       If a Participant should die while employed by the Company, any Stock Option previously granted under this Plan may be exercised (i) by the person designated in such Participant's last will and testament or, (ii) in the absence of such designation, by the Participant's estate, or (iii) by the donee of a Stock Option made pursuant to Section 10 (iii), to the full extent that such Stock Option could have been exercised by such Participant immediately prior to death. Further, with respect to outstanding Stock Option grants which, as of the date of death, are not yet exercisable, any such option grant shall vest and become exercisable in a pro-rata amount, based on the full months of employment completed during the full vesting period of the Stock Option from the date of grant to the date of death.

       With respect to Stock Option grants which require the deposit of owned Common Stock as a condition to obtaining exercise rights, in the event a Participant should die while employed by the Company, said Stock Options may be exercised as provided in the first paragraph of this Section 13B, subject to the following special conditions:

        (i) any restrictions on the sale of shares issued in respect of any such Stock Option shall cease; and

        (ii) any owned Common Stock deposited by the Participant pursuant to said grant shall be promptly returned to the person designated in such Participant's last will and testament or, in the absence of such designation, to the Participant's estate, and all requirements regarding deposit by the Participant shall be terminated.

       A Participant who dies during any applicable restricted period shall vest in a proportionate number of shares of Restricted Stock or Restricted Stock Units, effective as of the date of death. Such proportionate vesting shall be pro-rata, based on the number of full months of employment completed during the restricted period prior to the date of death, as a percentage of the applicable restricted period.

    C.  Retirement

       The Committee shall determine, at the time of grant, the treatment of the Stock Option upon the retirement of the Participant. Unless other terms are specified in the original Stock Option grant, if the termination of employment is due to a Participant's retirement on or after age 55 with 10 years of service with the Company, the Participant may exercise a Stock Option, subject to the original terms and conditions of the Stock Option. With respect to Stock Option grants which require the deposit of owned Common Stock as a condition to obtaining rights, any restrictions on the sale of shares issued in respect of any such Stock Option shall lapse at the date of any such retirement.

       A Participant who retires on or after the date he or she attains age 65 shall fully vest in all shares of Restricted Stock or Restricted Stock Units, effective as of the date of retirement (unless any such award specifically provides otherwise).

       A Participant who takes early retirement (after age 55, but prior to age
       65) during any applicable restricted period may elect either of the following alternatives with respect to Restricted Stock or Restricted Stock Units (unless any such award specifically provides otherwise):

       (a) Leave owned shares on deposit with the Company and vest in all shares of Restricted Stock or Restricted Stock Units, effective as of the earlier of the date the Participant attains age 65 or the termination date of the applicable restricted period; or

       (b) Withdraw owned shares and vest in a proportionate number of shares of Restricted Stock or Restricted Stock Units, effective as of the date the shares on deposit are withdrawn. Such proportionate vesting shall be pro-rata, based on the number of full months of employment completed during the restricted period prior to the date of early retirement, as a percentage of the applicable restricted period.

    D. Spin-offs

       If the termination of employment is due to the cessation, transfer, or spin-off of a complete line of business of the Company, the Committee, in its sole discretion, shall determine the treatment of all outstanding Awards under the Plan.

14. AMENDMENTS OF THE PLAN

    The Plan may be terminated, modified, or amended by the Board of Directors of the Company. The Committee may from time to time prescribe, amend and rescind rules and regulations relating to the Plan. Subject to the approval of the Board of Directors, the Committee may at any time terminate, modify, or suspend the operation of the Plan, provided that no action shall be taken by the Board of Directors or the Committee without the approval of the stockholders of the Company which would:

    (i) materially increase the number of shares which may be issued under the Plan;

    (ii) materially increase the benefits accruing to Participants under the Plan; or

   (iii) materially modify the requirements as to eligibility for participating in the Plan.

    The Board of Directors shall have authority to cause the Company to take any action related to the Plan which may be required to comply with the provisions of the Securities Act of 1933, as amended, the 1934 Act, and the rules and regulations prescribed by the Securities and Exchange Commission. Any such action shall be at the expense of the Company.

    No termination, modification, suspension, or amendment of the Plan shall alter or impair the rights of any Participant pursuant to a prior Award without the consent of the Participant. There is no obligation for uniformity of treatment of Participants under the Plan.

15. FOREIGN JURISDICTIONS

    The Committee may adopt, amend, and terminate such arrangements, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to make available tax or other benefits of the laws of any foreign jurisdiction, to employees of the Company who are subject to such laws and who receive Awards under the Plan.

16. NOTICE

    All notices to the Company regarding the Plan shall be in writing, effective as of actual receipt by the Company, and shall be sent to:

    Darden Restaurants, Inc.
    5900 Lake Ellenor Dr.
    Orlando, FL 32809
    Attn: General Counsel

Effective May 28, 1995<*>; Restated as of September 23, 1999</*>

                                   APPENDIX B
                                    CHARTER
                    DARDEN RESTAURANTS, INC. AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

RESOLVED, that the Committee, known as the Audit Committee, established by the Board of Directors on June 1, 1995, shall henceforth consist of no less than two, nor more than seven members of the Board of Directors. The members shall not be officers or employees of the Company or of any of its subsidiaries. They will be independent of management and free from material business relationships that might interfere with the exercise of independent judgment as committee members. The members of the Audit Committee shall be appointed by the Chairman of the Board subject to ratification by the Board of Directors.

Acting as a Committee of the Board of Directors, and meeting at least semi-annually, the broad functions of the Audit Committee are:

1. To ensure the Company's internal controls, audits, and the overall control environment are sufficient to protect the stockholder's resources. To oversee the quality, integrity, objectivity, accuracy, and security of the Company's financial reporting and data processing.

2. To serve as an informed voice on the Board of Directors in support of the accounting and auditing groups of the Company in their responsibilities for the control and reporting of all financial transactions.

3. To provide a direct channel of communication to the Board for the independent auditors, internal auditors, Senior Vice President, Corporate Controller and Business Information Systems, and other concerned individuals.

Specific duties of the Audit Committee include:

1. To recommend the independent auditors for the annual audit of the Company. Nomination of the independent auditors shall be by the Board of Directors and approved by the stockholders at the annual meeting. To review and approve management plans for any significant engagements of the independent auditors for management consulting services.

2. To review with independent auditors and the internal auditors the scope of their respective audits. The Committee may request supplemental review or other audit procedures as the Committee deems necessary.

3. To review the Company's standards for business conduct, internal controls, internal audit procedures, the process for assessing risk of fraudulent financial reporting, detection of major control weaknesses, and related corrective actions with senior management and when necessary, with the Board of Directors.

4. To review scope, coverage and results of pension plan audits with senior management. Pension plan controls will be reviewed to ensure any weaknesses receive appropriate follow-up and corrective actions.

5. To meet at least annually, without management present, with the Company's independent auditors to discuss the Company's cooperation with the independent auditors and other matters as deemed appropriate.

6. To approve any proposed significant changes in accounting methods to be used by the Company.

7. To review the amounts of goodwill and other intangibles to be carried on the Company's financial statements and make appropriate recommendations to the Board of Directors.

8. To review the expenses and perquisites of Company officers and directors who constitute the insider group for SEC reporting.

9. To review, in conjunction with the full Board, the financial statements, footnotes, and statistics of the Annual Report.

10. To periodically review the quality and depth of staffing in the Company's auditing, accounting, information services, and financial departments.

11. To review the fees charged for services performed by the independent auditors.

12. To issue reports, at least annually, covering the findings and recommendations of the Committee to the Board of Directors and to the stockholders.

13.    To review summaries of the independent auditors' management letters.

14. To carry out any specific assignment or investigation designated by the Board of Directors or the Chief Executive Officer.

                            DARDEN RESTAURANTS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                             ORLANDO SCIENCE CENTER
                           777 EAST PRINCETON STREET
                                ORLANDO, FLORIDA
                    4:00 P.M. EASTERN DAYLIGHT SAVINGS TIME
                          THURSDAY, SEPTEMBER 23, 1999

  ----------------------------------------------------------------------------
                               **VOTING OPTIONS**
                      YOU MAY VOTE BY TOLL-FREE TELEPHONE
  (OR COMPLETE THE PROXY CARD BELOW AND RETURN IT BY MAIL IN THE POSTAGE PAID
                               ENVELOPE ENCLOSED)

If voting by proxy, you may vote either by mail or by telephone. Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card by mail. To vote by telephone, please read the accompanying proxy statement and then follow these steps:

                              YOUR CONTROL NUMBER
                             ---------------------

                             ---------------------

TO VOTE BY PHONE:
----------------------------------------------------------------------------
CALL TOLL FREE 1-888-216-1297 ANY TIME ON A TOUCH-TONE TELPHONE. THERE IS NO CHARGE TO YOU FOR THE CALL. PLEASE HAVE THIS FORM AVAILABLE WHEN YOU CALL THE TOLL-FREE NUMBER.

Enter the 7-digit control number located above, FOLLOWED BY THE #SIGN.
Option #1: To vote as the Board of Directors recommends on ALL proposals: PRESS
1

When asked, please confirm your vote by pressing 1

Option #2: If you choose to vote on each proposal separately: PRESS 2 and follow the recorded instructions.

  ----------------------------------------------------------------------------
       IF YOU VOTE BY TELEPHONE, PLEASE DO NOT MAIL BACK THE PROXY CARD.
                             THANK YOU FOR VOTING!
                              FOLD AND DETACH HERE

The undersigned hereby appoints J.R. Lee, Clarence Otis, Jr. and Linda J. Dimopoulos, and each of them, as proxies with full power of substitution, to vote all shares of common stock which the undersigned has power to vote at the Annual Meeting of Stockholders of Darden Restaurants, Inc. to be held at 4:00 p.m. EDT on September 23, 1999 at Orlando, Florida, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

                                     Date: _______________________________, 1999

                                     ___________________________________________
                                     ___________________________________________
                                              (Shareholders Sign Here)

                                     Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.

                            DARDEN RESTAURANTS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED
                            "FOR" ITEMS 1, 2, AND 3.
             THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3

1.   Election of Directors: (01) Bradley D. Blum; (02) Daniel B. Burke; (03) Odie C. Donald; (04) Julius Erving, II;
                            (05) Joe R. Lee; (06) Richard E. Rivera; (07) Michael D. Rose; (08) Hector de J. Ruiz;
                            (09) Maria A. Sastre; (10) Jack A. Smith; (11) Blaine Sweatt
     / / FOR all listed nominees              / / WITHHOLD AUTHORITY to vote for all listed nominees
     / / LISTED NOMINEES except the following (Instruction: To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) in the space provided.): --------------------------
2.   Approval of appointment of KPMG LLP as independent auditor
     / / FOR                     / / AGAINST                     / / ABSTAIN
3.   Approval of the Amended and Restated Stock Option and Long-Term Incentive Plan of 1995
     / / FOR                     / / AGAINST                     / / ABSTAIN
Please indicate whether you will attend the Annual Meeting of Stockholders in Orlando on September 23, 1999.
/ / I plan to attend the Annual Meeting    / / I do not plan to attend the Annual Meeting